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                                                                     Exhibit 3.4

                            CERTIFICATE OF FORMATION
                                       OF
                            VENTAS LP REALTY, L.L.C.

          1. The name of the limited liability company is Ventas LP Realty, L.L.C.

          2. The address of its registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent as such address is The Corporation Trust Company.

          3. The member of the limited liability company is Vencor, Inc., a corporation formed under the General Corporation Law of the State of Delaware. The address of the member is 3300 Aegon Center, 400 West Market Street, Louisville, Kentucky 40202.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Ventas LP Realty, L.L.C. this 30th day of March, 1998.

                                        MEMBER: Vencor, Inc.
                                        ------

                                                By: /s/ W. Suzanne Rowell
                                                   -----------------------------
                                                   Name:  W. Suzanne Rowell
                                                   Title:  Authorized Signatory